Exhibit 10.3

RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (the “Agreement”) is made this 28th day of January 2010, by and among Gilbert G. Lundstrom (the “Vice Chairman”), TierOne Corporation, a Wisconsin corporation (the “Company”), and its wholly owned subsidiary, TierOne Bank, a federally chartered savings bank with its principal office in Lincoln, Nebraska (the “Bank”).

WITNESSETH:

WHEREAS, the Vice Chairman currently serves as Chairman of the Board and Chief Executive Officer of the Company and the Bank (collectively, “TierOne”);

WHEREAS, the Vice Chairman currently is a party to amended and restated employment agreements with both the Company and the Bank, each dated as of December 17, 2008 (the “Employment Agreements”), setting forth the terms and conditions of his employment; and

WHEREAS, the Vice Chairman desires to retire from his current positions, and the parties hereto desire to set forth the terms and conditions under which the Vice Chairman will provide certain transitional and other services to TierOne.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

Section 1.  New Position; Term.

As of January 28, 2010 (the “Effective Date”), Mr. Lundstrom is hereby appointed as the Vice Chairman of the Board of Directors of each of the Company and the Bank for a period of one year following the Effective Date; provided, however, that the Board of Directors of the Company, the Board of Directors of the Bank or the Vice Chairman may terminate this Agreement by giving at least 30 days’ prior written notice to the other parties.

Section 2.   Duties as Vice Chairman.

During the term of this Agreement, the Vice Chairman shall provide the following services: (a) assistance to the new Chairman of the Board and Chief Executive Officer of the Company and the Bank in order to ensure a smooth transition; (b) assistance with the pending branch sale by the Bank; (c) assistance with the raising of additional capital; and (d) such other duties as shall be mutually agreed to by the Chairman and Chief Executive Officer of Tier One and the Vice Chairman.  The Vice Chairman shall report directly to the Chairman and Chief Executive Officer of TierOne and shall provide him periodically and no less frequently than monthly a written report summarizing the status of the various projects and matters on which he is assisting the Chairman and Chief Executive Officer. Such report shall describe the work performed for the period covered by the report. The Company and the Bank reasonably anticipate that the level of services to be provided by the Vice Chairman to the Company and the Bank after the Effective Date will permanently decrease to no more than twenty percent (20%) of the average level of the Vice Chairman’s bona fide services to the Company and the Bank over the immediately preceding thirty-six (36) month period prior to the Effective Date.

Section 3.  Compensation as Vice Chairman.

(a)           In consideration of his performing the services required under Section 2 of this Agreement, the Vice Chairman shall receive a Vice Chairman fee of $12,500 per month, payable monthly starting in February 2010.  The Vice Chairman fee shall be in addition to and not in lieu of any Board fees or committee fees otherwise payable to the Vice Chairman in his capacity as a director of the Company and the Bank.  No Vice Chairman fee shall be payable by the Company or the Bank (i) in the event of the failure of the Vice Chairman to provide the services required to be provided under Section 2 hereof or (ii) following the expiration or termination of this Agreement in accordance with its terms.

(b)           The Vice Chairman shall be entitled to receive insurance coverage on the same terms as other non-employee directors of the Company and the Bank.

Section 4.  Working Facilities and Expenses.

The Company and the Bank shall provide the Vice Chairman with an office for his use at the principal executive offices of the Company and the Bank in Lincoln, Nebraska, or at such other location as the Chief Executive Officer and the Vice Chairman may mutually agree upon.  TierOne shall provide the Vice Chairman with a private office, secretarial services and other support services and facilities suitable to his position with TierOne and necessary or appropriate in connection with the performance of his assigned duties under this Agreement.  TierOne shall reimburse the Vice Chairman for his ordinary and necessary business expenses attributable to TierOne’s business in accordance with the policies and practices of TierOne and that are customarily incurred by persons with similar duties and positions, including the Vice Chairman's travel and entertainment expenses incurred in connection with the performance of his duties for TierOne under this Agreement, in each case upon presentation to TierOne of an itemized account of such expenses in such form as TierOne may reasonably require.  Such reimbursement shall be paid promptly by TierOne.

Section 5.  Continued Indemnification.

(a)           In accordance with its existing Employment Agreement with the Vice Chairman, and to the same extent and scope as provided therein, for a period of six years following the Effective Date, the Company agrees to cause the Vice Chairman to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company (including his prior service as Chairman of the Board and Chief Executive Officer of TierOne) or service in such other capacities at the request of TierOne.  The coverage provided to the Vice Chairman pursuant to this Section 5(a) shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company or any successor.  To the maximum extent permitted under applicable law, for a period of six years following the Effective Date, the Company shall indemnify the Vice Chairman against and hold him harmless from any costs, liabilities, losses and exposures that may be incurred by the Vice Chairman in his capacity as a director or officer of the Company or any subsidiary or affiliate (including his prior service as Chairman of the Board and Chief Executive Officer of TierOne).

(b)           In accordance with the provisions of 12 C.F.R. §545.121, the Bank shall save harmless and indemnify the Vice Chairman against any financial losses, claims, damages or liabilities arising out of any alleged negligence or other act of the Vice Chairman occurring while serving as Vice Chairman as well as continue to indemnify him for any acts or omissions in connection with his prior service as Chairman of the Board and Chief Executive Officer of the Bank, provided that at the time of such loss, claim, damage or liability was sustained, the Vice Chairman was acting in the discharge of his duties hereunder or his prior duties as Chairman of the Board and Chief Executive Officer of the Bank and such loss, claim, damage or liability did not result from any willful and wrongful act or gross negligence of the Vice Chairman in his current or prior capacities.

Section 6.  Termination of Existing Employment Agreements.

By the mutual agreement of the parties hereto, the existing Employment Agreements shall be terminated and be of no further force and effect as of the Effective Date, and the Vice Chairman shall be entitled to the rights and payments set forth herein in lieu of any rights and payments under the Employment Agreements, except that any compensation under the Employment Agreements which has been earned but remains unpaid as of the Effective Date shall be paid as soon as practicable following the Effective Date in accordance with TierOne’s regular payroll practices.  The Vice Chairman shall no longer be considered an officer or employee of the Company or the Bank or any of their respective subsidiaries as of the Effective Date.  This Agreement shall have no effect on the Vice Chairman’s service as a director of each of the Company and the Bank or on the Vice Chairman’s rights to receive his vested benefits under TierOne’s benefit plans.

Section 7.  Source of Payments; No Duplication of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank.  Payments pursuant to this Agreement shall be allocated between the Company and the Bank in proportion to the level of activity and the time expended on such activities by the Vice Chairman as determined by the Company and the Bank on a monthly basis, unless the applicable provision of this Agreement specifies that the payment shall be made either by the Company or the Bank.  In no event shall the Vice Chairman receive duplicate payments or benefits from the Company and the Bank.

Section 8.  Tax Withholding.

The Company and the Bank may make such provisions as they deem appropriate for the withholding pursuant to federal or state income tax laws of such amounts as the Company and the Bank determine they are required to withhold in connection with the payments to be made pursuant to this Agreement.

Section 9.  No Effect on Employee Benefit Plans or Programs.

Neither the termination of the Employment Agreements nor the execution and expiration or termination of this Agreement shall have any effect on the vested rights of the Vice Chairman under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, split dollar agreement, or any other employee benefit plans or programs in which the Vice Chairman was a participant in his prior capacity as Chairman of the Board and Chief Executive Officer of TierOne.

Section 10.  Confidentiality.

Unless he obtains the prior written consent of the Company and the Bank, the Vice Chairman shall at all times keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its subsidiaries, in the course of his service to any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 10 shall prevent the Vice Chairman, with or without the consent of the Company and the Bank, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

Section 11.  Successors and Assigns.

This Agreement is personal to each of the parties hereto, and none of the parties may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Company and the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank, by an assumption agreement in form and substance satisfactory to the Vice Chairman, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession or assignment had taken place.

Section 12.  Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Vice Chairman:

Gilbert G. Lundstrom
At the address last appearing
on the personnel records of
the Company and the Bank

If to TierOne:

TierOne Corporation
TierOne Bank
1235 N Street
Lincoln, Nebraska 68508
(or the address of TierOne’s principal executive offices, if different)
Attention: Chief Executive Officer

with a copy, in the case of a notice to TierOne, to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C.  20005
Attention:   Raymond A. Tiernan, Esq.
     Gerald F. Heupel, Jr., Esq.

Section 13.  Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 14.  Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 15.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 16.  Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nebraska applicable to contracts entered into and to be performed entirely within the State of Nebraska, except to the extent that federal law controls.

Section 17.   Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 18.  Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof (including the Employment Agreements, except for the continued indemnification provisions set forth in Section 5 hereof), except that the parties acknowledge that this Agreement shall not impact any of the rights and obligations of the parties with respect to the vested rights of the Vice Chairman under any of TierOne’s benefit plans. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 19.  Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any payments to the Vice Chairman by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and the Vice Chairman has hereunto set his hand, all as of the day and year first written above.

/s/ Gilbert G. Lundstrom
Gilbert G. Lundstrom, Vice Chairman

ATTEST:		TierOne CORPORATION

By:	/s/ Judith A. Klinkman	By:	/s/ Charles W. Hoskins
	Judith A. Klinkman		Charles W. Hoskins
	Assistant Secretary		Lead Director

ATTEST:		TierOne BANK

By:	By:/s/ Judith A. Klinkman	By:	/s/ Charles W. Hoskins
	Judith A. Klinkman		Charles W. Hoskins
	Assistant Secretary		Lead Director